UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 19, 2017

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Agreements
On May 19, 2017, Enstar Group Limited (the “Company”) entered into amended and restated employment agreements (each an “Agreement” and collectively the "Agreements") with each of Paul O'Shea (President) and Orla Gregory (Chief Operating Officer). The Agreements replace the executives' existing employment agreements.
The Agreements have three-year terms beginning on May 19, 2017. As compensation for their services, Mr. O'Shea and Ms. Gregory will: (1) receive an annual base salary of $1,271,535 and $1,122,000, respectively; (2) be eligible for incentive compensation under the Company’s incentive compensation programs; and (3) be entitled to certain employee benefits, including the payment of an annual amount equal to 10% of their base salaries each year in lieu of a retirement benefit contribution. Any incentive-based compensation or award that either executive receives from the Company is subject to clawback by the Company as required by applicable law, government regulation, stock exchange listing requirements or the Company's Clawback Policy.
The Agreements provide that if the executive's employment is terminated during the term of his or her Agreement by the Company without “cause” or by the executive for “good reason,” including if such termination occurs within one year of a change in control, Mr. O'Shea and Ms. Gregory would be entitled to: (1) a lump sum amount equal to three and two times annual base salary, respectively; (2) continued medical benefits for the executive and his or her spouse and dependents for three and two years, respectively; (3) immediate vesting of all outstanding equity incentive awards; and (4) the bonus that the executive would have received in respect of the year of termination had he or she been employed by the Company for the full year, based on the Company's achievement of the performance goals established in accordance with any incentive plan in which the executive participates.
Mr. O'Shea's Agreement provides that he will not compete with the Company for the term of his Agreement and, if his employment with the Company is terminated for “cause” or by the executive without “good reason” before the end of the three-year term, for a period of 18 months after his termination of employment. Ms. Gregory's agreement provides that she will not compete with the Company for the term of her Agreement, and if her employment with the Company is terminated for “cause” or by her without “good reason,” for a period of one year following the termination of her employment.
The foregoing description is qualified in its entirety by reference to the complete text of the Agreements, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.
Chief Financial Officer Transition
On May 19, 2017, the Company entered into a Transition Agreement with Chief Financial Officer Mark Smith (the "Transition Agreement"), which provides for the transition of certain of his responsibilities and the amendment of his existing employment agreement dated May 11, 2015 (the "Existing Agreement"). Under the Transition Agreement, Mr. Smith will serve as the Chief Financial Officer of the Company until December 31, 2017, and will take on a consulting role for the Company beginning January 1, 2018 for a two-year term for which he will receive a fee of $62,500 monthly. Mr. Smith will continue to receive his current base salary through December 31, 2017, and he will remain eligible to receive a performance bonus in respect of 2017 pursuant to the Company's 2016-2018 Annual Incentive Plan (the "Performance Bonus").
The foregoing description is qualified in its entirety by reference to the complete text of the Transition Agreement, which is attached hereto as Exhibit 10.3.
Guy Bowker, the Company's Chief Accounting Officer and Deputy Chief Financial Officer, will assume the role of Chief Financial Officer on January 1, 2018. Mr. Bowker is 39 years old and has served as the Company’s Chief Accounting Officer since joining the Company on September 8, 2015. From 2010 to 2015, Mr. Bowker held the role of Senior Vice President - Controller of Platinum Underwriters Holdings, Ltd. From 2007 to 2010 he was the Director of Finance for American International Group in Bermuda. He is an alumnus of Deloitte’s insurance practice and a member of Chartered Professional Accountants Bermuda and Chartered Accountants Australia and New Zealand. He is also a Chartered Insurer and Fellow of the Chartered Insurance Institute in the United Kingdom.
Item 9.01. Financial Statements and Exhibits
Exhibits
Refer to the Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: May 22, 2017	By:	/s/ Orla M. Gregory
Orla M. Gregory
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated May 19, 2017, by and between Enstar Group Limited and Paul J. O'Shea.

10.2	Employment Agreement, dated May 19, 2017, by and between Enstar Group Limited and Orla M. Gregory.

10.3	Transition Agreement, dated May 19, 2017, by and between Enstar Group Limited and Mark W. Smith.